Exhibit (10b)

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into the 24th day of June, 2004, effective as of the 1st day of January, 2004, by and between Russell Corporation, an Alabama corporation (“Russell”), and Robert D. Martin (“Martin”).

WITNESSETH:

WHEREAS, Russell has employed Martin as Senior Vice President and Chief Financial Officer; and

WHEREAS, Russell and Martin have agreed that Martin assume new responsibilities effective as of January 1, 2004; and

WHEREAS, Russell and Martin have agreed to memorialize the terms of such new responsibilities in an employment agreement to be effective as of January 1, 2004 (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, Martin and Russell hereby contract and agree as follows:

1. Prior Agreements. This Agreement supersedes all prior employment agreements between the parties including, but not limited to, that certain letter agreement between the parties dated August 16, 2000; provided, however, that all agreements with respect to Martin’s outstanding stock options shall remain in full force and effect during the Employment Term (as defined herein). Anything herein to the contrary notwithstanding, Martin agrees that his participation in Russell’s Performance Share Program for fiscal years 2003-2005 shall terminate as of the Effective Date and that the 1,250 shares of restricted stock awarded to Martin for which the restrictions have not yet lapsed will be forfeited as of the Effective Date.

2. Duties. From and after the Effective Date, and during the Employment Term, Martin shall have the title of Special Financial Advisor and shall perform such tasks for Russell as may be reasonably requested by Russell from time to time. Nothing herein shall preclude Martin from performing duties for hire to third parties so long as Martin is available to perform duties requested by Russell and said performance of duties for third persons does not violate any other provision hereof.

3. Employment Term. The term of Martin’s employment under this Agreement (the “Employment Term”) shall commence on the Effective Date and expire upon the first to occur of any one of the following events: (i) December 31, 2004, (ii) Martin’s rendering of services, directly or indirectly, for or employment by a competitor of Russell in violation of Paragraph 12 of this Agreement, or (iii) the death of Martin if Martin should die before December 31, 2004. Effective January 1, 2005, Martin’s employment with Russell shall terminate (the “Date of Termination”) and Martin shall receive the post-employment benefits set forth in Paragraph 9 below.

4. Salary. During the Employment Term, Russell agrees to pay Martin a gross salary of $25,250.00 per month to be paid on Russell’s normal payroll dates. The gross monthly payments shall be subject to all applicable withholding taxes and other deductions for taxes and the Benefit Plans (as defined herein). Martin will not be eligible for participation in Russell’s Executive Incentive Plan bonus program for fiscal year 2004.

5. Pension Benefits. Martin acknowledges and agrees that, as of the Date of Termination, he will not have the requisite five (5) years of service required to vest him in benefits under the Russell Corporation Pension Plan, the Russell Corporation Amended and Restated Supplemental Executive Retirement Plan, and the Russell Corporation Amended and Restated Supplemental Retirement Benefit Plan and that he shall not be entitled to any benefits under such plans.

6. Other Benefits. Martin shall continue to be eligible to participate in the following Russell benefit plans during the Employment Term in accordance with the terms of the respective benefit plan (which are subject to change from time-to-time):

a.	Medical/dental/vision insurance plans;

b.	401k and Flexible Deferral Plans;

c.	Life insurance plan; and

d.	Long-term disability and accidental death and dismemberment insurance;

The above-listed plans are referred to herein as the “Benefit Plans”. Martin acknowledges and agrees that he will not be eligible to participate in any benefit plan of Russell other than the Benefit Plans.

7. Reimbursement of Expenses. Russell agrees to reimburse Martin for all expenses approved in advance by Russell that are incurred by Martin in the performance of his duties hereunder, such reimbursements to be made against the submission by Martin of itemized expense reports in accordance with the travel and business expense reimbursement policies of Russell in effect from time-to-time.

8. Severance Payments. In satisfaction of any and all severance obligations of Russell to Martin under any prior agreement or the Russell Corporation Severance Pay Plan for Salaried Employees, Russell shall pay Martin severance pay of $261,000.00 on or before July 5, 2004. Such severance payment shall be subject to applicable withholding and deductions.

9. Post-Employment Benefits. In addition to the compensation provided for elsewhere in this Agreement, Russell shall provide Martin with the following benefits upon expiration of the Employment Term:

a. Group Insurance and Benefit Plans. Except as may be specifically set forth to the contrary herein, Martin’s participation in the Benefit Plans of Russell shall cease as of the Date of Termination; provided, however, that Martin shall have the right, at Martin’s expense, to exercise such conversion privileges as may be available under such plans. Russell shall cease paying premiums for the individual life insurance policy, if any, provided to Martin by Russell under Russell’s Life Insurance Plan as of the Date of Termination; provided, however, that Martin may, at Martin’s election, keep the policy in effect after the Date of Termination by paying the premiums therefor as they become due. Beginning on the Date of Termination, Martin shall be eligible to elect COBRA continuation coverage pursuant to the terms of the group medical and dental plans of Russell. The premium for COBRA continuation coverage shall be entirely at Martin’s expense and may be different from the premium charged Martin for similar coverage during the Employment Term. Should Martin become ineligible for COBRA continuation coverage under applicable law or the terms of the plans, Martin’s participation in the group medical and dental plans of Russell as provided for herein shall immediately terminate.

b. Stock Options. During the Employment Term, Martin’s stock options, but not restricted stock, shall continue to vest and shall also be eligible for exercise in accordance with the terms and conditions of the stock option agreements in force between Russell and Martin. Martin shall have a period of three (3) months after the Date of Termination (i.e., through March 31, 2005) to exercise any outstanding stock options granted to Martin that have vested prior to the Date of Termination under the Executive Incentive Plan, as amended, of Russell (the “Incentive Plan”), the 2000 Stock Option Plan of Russell (the “2000 Plan”), or any predecessor plan and in accordance with the terms and conditions of the stock option agreements between Martin and Russell, as such Incentive Plan, 2000 Plan, predecessor plans and agreements are in effect from time-to-time. Martin’s options shall not continue to vest during this three (3) month period. Any options not exercised before the end of this three (3) month period will be forfeited. Martin shall not be entitled to receive any new stock-based compensation awards/grants during the Employment Term or after the Date of Termination and replacement stock options shall not be granted for options exercised during the Employment Term or after the Date of Termination.

c. Receipt of Other Compensation. Martin acknowledges and agrees that, (i) other than as specifically set forth in this Agreement, Martin is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Martin’s employment with Russell prior to the Date of Termination), bonus or severance pay from Russell and (ii) as of and after the Date of Termination, except as provided herein, Martin will not be eligible to participate in any of the benefit plans of Russell, including without limitation, the Benefit Plans or the Company’s pension and retirement plans. Martin shall be entitled to receive benefits, which are vested and accrued as of the Date of Termination, pursuant to applicable law and/or the employee benefit plans of Russell.

d. Outplacement Services. Russell shall provide Martin with outplacement services at Russell’s expense through the firm of Thompson DBM for a period of twelve (12) months following the Effective Date. Russell’s obligation to provide such outplacement services shall terminate upon Martin’s acceptance of any employment.

e. Income Tax. Other than amounts withheld by Russell from payments made to Martin hereunder, Martin acknowledges and agrees that Martin will be responsible for and pay any income tax due and owing as a result of the benefits provided herein.

10. Retirement Benefits. Martin’s accrual of benefits under Russell’s 401(k) Retirement Savings Plan and the Flexible Deferral Plan shall cease as of the Date of Termination, and after the Date of Termination, Martin may no longer contribute to the Russell Corporation 401(k) Retirement Savings Plan, Flexible Deferral Plan, or any other pension plan or retirement plan sponsored by Russell. Distributions from such plans shall be made in accordance with the terms and conditions of such plans, as such plans are in effect from time to time.

11. Death During Employment Term. In the event of Martin’s death during the Employment Term, this Agreement shall terminate and any unpaid severance pay or monthly salary for the period from the date of death through the Date of Termination shall be paid in installments or a lump sum as determined by Russell to Martin’s estate.

12. Non-Solicitation and Non-Competition. In consideration for receiving the payments called for hereunder, Martin agrees that, during the Employment Term, Martin:

a. will not, without the prior written consent of Russell, alone, or in association with others, solicit on behalf of Martin, or any other person, firm, corporation or entity, any employee of Russell, or any of its operating divisions, subsidiaries or affiliates, for employment with a person, firm, corporation or entity; and

b. will not, without the prior written consent of Russell, directly or indirectly, engage or invest in, counsel, advise or be employed by, any other person, firm, corporation or entity engaged in or conducting business which is the same as, or competing with, the business being conducted by Russell, or any of its operating divisions, subsidiaries or affiliates. Notwithstanding the foregoing, Martin shall be entitled to own not more than four and nine-tenths percent (4.9%) of any publicly held entity engaged in any business in which Russell, or any of its operating divisions, subsidiaries or affiliates, shall be engaged during said period.

Should Martin fail to comply with the non-solicitation and/or non-competition restrictions contained in this Paragraph 12, this Agreement shall immediately terminate and Martin shall forfeit any remaining unpaid salary and severance pay.

13. Further Agreements.

Martin further agrees that he will:

a. not divulge, disclose, or communicate to, or use for the benefit of, any person, firm, corporation or other entity, and to hold in confidence any and all information relating to customer lists, prices, trade secrets, product formulas, financial information, proprietary information or any of the long-term strategy plans of Russell or any of its operating divisions, subsidiaries or affiliates which Martin obtained in connection with Martin’s employment with Russell or any of its operating divisions, subsidiaries or affiliates; and

b. refrain from making oral or written comments which are disparaging or critical of the business, products, policies, decisions, directors, officers or employees of Russell or any of its operating divisions, subsidiaries or affiliates.

Russell agrees Martin’s job performance has been satisfactory during his time at Russell, and that it will not make oral or written comments which are disparaging or critical of the conduct of Martin.

14. Release. Subject to the payment by Russell of all sums payable hereunder, Martin, for Martin, Martin’s successors, administrators, heirs and assigns, hereby fully and generally releases, waives and forever discharges Russell, its subsidiaries and affiliates, and each of their respective shareholders, directors, officers, employees, agents and attorneys, whether past, present or future (the “Released Parties”), from any and all actions, suits, debts, demands, damages, claims, judgments, liabilities, benefits or other remedial relief of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of Martin’s employment with or separation from Russell, its subsidiaries and affiliates, their predecessors, successors, assigns, such as (by way of example only) any claim for compensation, severance or other benefits apart from the benefits stated herein; breach of contract; wrongful or tortious discharge; impairment of economic opportunity; any claim under common law or equity; any tort; claims for reimbursements; claims for commissions; implied or express employment contracts and/or estoppel; or claims for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866 and 1991, as amended, or any other state, federal or local law, statute, or regulation. Martin acknowledges and agrees that this release, the release contained in Paragraph 15, and the covenant not to sue set forth in Paragraph 16 are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no benefits under this Agreement would have been paid. Martin understands and acknowledges the significance and consequences of this Agreement.

15. Release of Age Claims. Subject to the payment by Russell of all sums payable hereunder, Martin specifically waives and releases Russell from all claims Martin may have as of the date Martin signs this Agreement regarding claims or rights arising under the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. § 621 (“ADEA”). This paragraph does not waive rights or claims that may arise under the ADEA after the Date of Termination. Martin further agrees: (a) that Martin’s waiver of rights under this release is knowing and voluntary and in compliance with the Older Worker’s Benefit Protection Act of 1990; (b) that Martin understands the terms of this release; (c) that the severance payments and other benefits called for in this Agreement would not be provided to any employee terminating his or her employment with Russell who did not sign a release similar to this release, that such payments and benefits would not have been provided had Martin not signed this release, and that the payments and benefits are in exchange for the signing of this release; (d) that Martin has been advised in writing by Russell to consult with an attorney prior to executing this release; (e) that Russell has given Martin a period of at least twenty-one (21) days within which to consider this release; (f) that Martin realizes that following

Martin’s execution of this release Martin has seven (7) days in which to revoke this release by written notice to Russell; and (g) that this entire Agreement shall be void and of no force and effect if Martin chooses to so revoke, and if Martin chooses not to so revoke, that this Agreement and release shall then become effective and enforceable.

16. Covenant Not to Sue. Subject to the payment by Russell of all sums payable hereunder, to the maximum extent permitted by law, Martin covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including but not limited to, any of the claims released in Paragraphs 14 or 15 of this Agreement.

17. Acknowledgment. Martin understands by signing this Agreement that Martin has read and understands this document, that Martin has conferred with or had opportunity to confer with Martin’s attorney regarding the terms and meaning of this Agreement, that Martin has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Martin except as set forth in this Agreement, and that Martin has signed the same KNOWINGLY AND VOLUNTARILY.

18. Satisfaction of Obligations. Martin understands and agrees that the payments, benefits, and other consideration provided by Russell in this Agreement are in full and final satisfaction of all obligations that Russell, its affiliates, operating divisions, and subsidiaries and their benefit plans owe to Martin. For example, these payments and benefits replace and/or satisfy any and all obligations of Russell under any and all letters, agreements, programs, plans (including but not limited to any severance plan), and policies relating to Martin’s employment and severance of employment. Nothing herein, or in Paragraphs 14, 15 or 16 shall be deemed or construed to restrict or prohibit Martin from enforcing the terms or conditions of this Agreement.

19. Governing Law; Severability. It is intended that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Alabama. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

20. Non-Admission of Liability. Martin agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

21. Non-Assignability. The rights and benefits under this Agreement are personal to Martin and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Martin upon death.

22. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to the compensation, remuneration of payments and benefits due Martin from Russell and supersedes and replaces any and all other agreements or understandings Martin may have had with respect thereto. It may not be modified or amended except in writing and signed by both Martin and an authorized representative of Russell.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

RUSSELL CORPORATION

By:
Name:
Title:
Date:

Robert D. Martin

S.S.#
Date: